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                                                                   Exhibit 23(f)

                   CONSENT OF MORGAN STANLEY & CO. INCORPORATED

Board of Directors
Mississippi Valley Bancshares, Inc.
13205 Manchester Road
St. Louis, Missouri 63131

Members of the Board:

We hereby consent to the inclusion in the Registration Statement of Marshall & Ilsley Corporation on Form S-4 to be filed with the Securities and Exchange Commission on or about July 12, 2002 of our opinion letter appearing as Appendix C to the Prospectus/Proxy Statement which is part of the Registration Statement, and to the references of our firm name in the sections entitled "SUMMARY - Opinion of Mississippi Valley's Financial Advisors," "THE MERGER - Background of the Merger," "THE MERGER - Recommendation of the Mississippi Valley Board of Directors and Reasons for the Merger," and "THE MERGER - Opinion of Mississippi Valley's Financial Advisor." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            MORGAN STANLEY & CO. INCORPORATED


                                            By: /s/ William M. Weiant
                                                --------------------------------
                                                    William M. Weiant
                                                    Managing Director

New York, NY
July 12, 2002